Exhibit k.4

AMENDMENT

To Transfer Agency and Service Agreement

Between

Each of the Nuveen Closed-End Investment Companies Listed on Exhibit A to the Agreement

And

State Street Bank and Trust Company

This Amendment is made as of this 1st day of July 2011 to the Transfer Agency and Service Agreement dated October 7, 2002, as amended (the “Agreement”) between each of the Nuveen Closed-End Investment Companies Listed on Exhibit A to the Agreement (collectively, the “Funds”) and State Street Bank and Trust Company (the “Transfer Agent”). In accordance with Section 16.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Renewal Term. The Agreement is hereby renewed for a three-year Renewal Term commencing on July 1, 2011 and ending on June 30, 2014. For purposes of this Renewal Term, Section 5.5 (Cost of Living Adjustment) of the Agreement shall not apply until July 1, 2012. Unless the parties otherwise agree to different provisions in writing, the Agreement shall continue to be renewable in accordance with the terms set forth in Section 14.1 of the Agreement.

2. Fee Schedule. Effective July 1, 2011, Schedule 5.1 to the Agreement is replaced by the new Schedule 5.1 dated July 1, 2011 through June 30, 2014 and attached hereto (the “Fee Schedule”).

3. All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment.

4. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE NUVEEN CLOSED-END INVESTMENT COMPANIES LISTED ON EXHIBIT A TO THE AGREEMENT		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Tina M. Lazar	By:	/s/ Michael Rogers

Name:	Tina M. Lazar	Name:	Michael Rogers

Title:	Senior Vice President	Title:	Executive Vice President
as an Authorized Officer on behalf of each of the Funds on Exhibit A to the Agreement